Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: September 22, 2009	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer The Buckle, Inc. 308/236-8491

THE BUCKLE, INC. ANNOUNCES A $1.80 PER SHARE SPECIAL ONE-TIME CASH DIVIDEND AND A $0.20 PER SHARE REGULAR QUARTERLY DIVIDEND

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced that at its quarterly meeting of the Board of Directors, held on September 21, 2009, the Board authorized a $1.80 per share special one-time cash dividend to be paid to shareholders of record at the close of business on October 15, 2009. The Board also authorized a $0.20 per share regular quarterly dividend to be paid to shareholders of record at the close of business on October 15, 2009. Both the special one-time cash dividend and the regular quarterly dividend are payable on October 27, 2009 and will be paid together.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 401 retail stores in 41 states.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995;  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information about The Buckle, Inc. can be found on the Internet at www.buckle.com.

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